Filed pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated December 2, 2009 to the Registration Statement No. 333-158195
Dated December 2, 2009
$250,000,000
6.25% SENIOR NOTES DUE 2014
FINAL PRICING TERMS
December 2, 2009

ISSUER:	Equity One, Inc.

SIZE:	$250,000,000

EXPECTED RATINGS:	Baa3 (stable)/BBB- (stable)
(Moody’s/S&P)

OFFERING FORMAT:	SEC Registered

TRADE DATE:	December 2, 2009

SETTLEMENT DATE:	December 9, 2009 (T+5)

MATURITY DATE:	December 15, 2014

BENCHMARK TREASURY:	2.125% due November 30, 2014

BENCHMARK TREASURY	100-07 / 2.079%
PRICE AND YIELD:

SPREAD TO BENCHMARK	+437.5 basis points
TREASURY:

YIELD TO MATURITY:	6.454%

COUPON:	6.25%

PUBLIC OFFERING PRICE (%):	99.136%

INTEREST PAYMENT DATES:	June 15 and December 15, commencing June 15, 2010

OPTIONAL REDEMPTION:	Make Whole Call @ T+50 bps

CUSIP:	294752 AG5

ISIN:	US294752AG50

JOINT BOOK-RUNNING MANAGERS:	Banc of America Securities LLC J.P. Morgan Securities Inc. Wells Fargo Securities, LLC

CO-MANAGERS:	SunTrust Robinson Humphrey, Inc. PNC Capital Markets LLC
Raymond James & Associates, Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Banc of America Securities LLC toll free at 1-800-294-1322, J.P. Morgan Securities Inc. (call collect) at (212) 834-4533 or Wells Fargo Securities, LLC toll free at 1-800-326-5897.